Exhibit 4.16

Summary of Rights of Shareholders (as of December 2020)

We are a British Virgin Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law of the British Virgin Islands, which we refer to as the “Companies Law” below, and the common law of the British Virgin Islands.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares.

Registered Office and Objects

Our registered office in the British Virgin Islands is at the offices of Maples Finance BVI Limited, Kingston chambers, Road Town, Tortola, British Virgin Islands.

We are established for unrestricted purposes, and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the British Virgin Islands.

Board of Directors

The business and affairs of the Company shall be managed by the directors who may exercise all such powers of the Company as are not by the Company Act or by the Memorandum or the Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by the Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with the Articles not shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

The minimum number of directors shall be five and there shall be no maximum number. The directors may by a resolution of directors change the number of directors. For as long as the Company’s shares are listed on Nasdaq, the Directors shall include such number of independent directors as applicable law, regulations or the Nasdaq regulations required for a foreign private issuer as long as the Company is a foreign private issuer. The continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy. Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a resolution of members.

Directors are not required to own any ordinary shares to act as a director. Directors must be an individual person.

The directors shall receive such remuneration as the Board may from time to time determine.

Director Nominations by Shareholders

Shareholders nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the secretary of the company. To be timely, a members’ notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out:

(i)        the name and address of the member who intends to make the nomination and of the persons to be nominated;

(ii)      a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;

(iii)        a description of all arrangements at understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

(iv)       such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v)        the consent of each nominee to serve as a director of the Company if so elected; and

(vi)       if the member intends to solicit proxies in support of such member’s nominees, a representation to that effect.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the aforegoing procedure. Only such persons as are nominated in accordance with the procedures shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

A director shall cease to hold office as such only: (a) if he becomes of unsound mind; (b) if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; (c) if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; (d) if he dies; (e) one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; (f) if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; (g) if he is removed from office by a resolution signed by a majority of the directors; or (h) if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or (i) if he is removed from office without cause by a resolution of the majority of the members of the Company, being an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

Ordinary and Preferred Shares

The Company is authorized to issue two classes of shares as follows: (a) 60,000,000 shares in one series of no par value ("Ordinary Shares"); and (b)1,000,000 preference shares in one series of no par value ("Preferred Stock"). The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the British Virgin Islands may freely hold and transfer their ordinary shares.

The Board of Directors of the Company is authorized to amend the Company’s memorandum and articles of association to provide for the creation from time to time of one or more classes of shares of preferred stock, and pursuant to such amendment, to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class.

The authority of the Board of Directors with respect to each class shall include, but not be limited to, determination of the following: (a) the number of shares and series constituting that class and the distinctive designation of that class; (b) the dividend rate on the shares of that class, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes of stock; (c) whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that class shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund; (g) the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; (h) the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of stock; and (i) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to memorandum and articles of association and the Companies Law.

Holders of ordinary shares shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders.

Shareholder Quorum

A quorum required for a meeting of shareholders is if at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Shareholder Proposals

For business to be properly brought to the annual meeting of members by a shareholder, the shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company at the principal executive offices of the Company. To be timely, a member’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of record of the member proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by such member; (iv) any material interest of such member in such business; and (v) if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

Special Meetings

Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding more than 50 percent of the votes of the outstanding voting shares in the Company.

Shareholder Approval

Resolutions of the shareholders will be approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain;

Transfer of Shares

Our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Anti-Takeover Effect

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the British Virgin Islands but conducts business mainly outside of the British Virgin Islands may apply to be registered as an exempted company.